Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)
(Form Type)
Kratos Defense & Security Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	190,258	$13.91(2)	$2,646,488.78	$92.70 per million dollars	$245.33

	Total Offering Amount					$2,646,488.78		$245.33
	Total Fee Offsets(3)							$0
	Net Fee Due							$245.33

(1)All 190,258 shares of common stock registered pursuant to this prospectus supplement are to be offered by the selling stockholder named herein. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the common stock of Kratos Defense & Security Solutions, Inc. (the “Company”) as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed aggregate offering price are calculated based on $13.91 per share, the average of the high and low prices of the Registrant’s common stock on July 27, 2022, as reported on The Nasdaq Global Select Market.
(3)The Registrant does not have any fee offsets.